EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 Number 333-85882) pertaining to the Unum Group 401(k) Retirement Plan of our report dated June 27, 2012, with respect to the financial statements and schedule of the Unum Group 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.
/s/ ERNST & YOUNG LLP
Chattanooga, Tennessee
June 27, 2012